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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            ______________________

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            LEASING SOLUTIONS, INC.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

            CALIFORNIA                                        77-0116801
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(State of Incorporation or Organization)                    (I.R.S. Employer
                                                           Identification no.)


          10 Almaden Blvd. Ste. 1500 San Jose, CA                95113
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(Address of principal executive offices)                       (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                    Name of Each Exchange on Which
to be so Registered                    Each Class is to be Registered
-------------------                    ------------------------------

Common Stock                           New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of Class)


                               Page 1 of 3 Pages
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Item 1.   Description of Registrant's
------    Securities to be Registered
          ---------------------------

          Common Stock
          ------------

     The capital stock of Leasing Solutions, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's common stock ("Common Stock").

     The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. In general and subject to any voting rights applicable to any shares of Preferred Stock then outstanding, the approval of proposals submitted to a vote of shareholders requires a favorable vote of either the majority of the voting power of the holders of Common Stock or the majority of the voting power of the shares represented and voting at a duly held meeting at which a quorum is present. Additionally, under California law, certain fundamental matters affecting the Company may require a favorable vote of a greater percentage. The shareholders, upon giving the notice required by law, may cumulate votes for the election of directors. Under cumulative voting, each shareholder may give one nominee, whose name is placed in nomination prior to the commencement of voting, a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which a shareholder's shares are normally entitled, or distribute such number of votes among as many nominees as the shareholder sees fit.

     Subject to preferences that may be applicable to any shares of Preferred Stock then outstanding, the holders of the shares of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds and to share pro rata in any distribution to the shareholders, including any distribution upon liquidation of the Company. However, the current policy of the Board is to retain earnings for the operation of the Company's business, and the Company is currently contractually limited under one or more of its bank lines in the amount of cash dividends it may pay.

     All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. The shares of Common Stock are not subject to any conversion or redemption rights, and have no preemptive rights or other rights to subscribe for additional securities.

Item 2.       Exhibits
------        --------

     1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Exchange.


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                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  By:  /s/ Hal J Krauter
                                       -------------------------------------
                                       Hal J Krauter
                                       President and Chief Executive Officer


Dated:  October 30, 1997


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